CREDIT SUISSE

HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – FICO < 600 Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date.  Approximately 7.6% of the mortgage loans do not provide for any payments of principal in the first two, five or ten years following origination.  The final numbers will be found in the prospectus supplement.   Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively.  The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	2,749
Total Outstanding Loan Balance	$418,978,413*	Min	Max
Average Loan Current Balance	$152,411	$7,591	$892,867
Weighted Average Original LTV	77.6%**
Weighted Average Coupon	8.17%	5.50%	13.99%
Arm Weighted Average Coupon	8.07%
Fixed Weighted Average Coupon	8.87%
Weighted Average Margin	6.11%	2.98%	10.20%
Weighted Average FICO (Non-Zero)	569
Weighted Average Age (Months)	3
% First Liens	97.8%
% Second Liens	2.2%
% Arms	87.2%
% Fixed	12.8%
% of Loans with Mortgage Insurance	1.5%

*

Approximately [$423,500,000] of the total approximate [$1,400,000,100] deal collateral will be comprised of loans with FICO scores less than 600.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	91,989	0.0	5.50	71.2	575
5.51 - 6.00	24	5,925,279	1.4	5.90	70.3	580
6.01 - 6.50	72	17,600,399	4.2	6.37	73.4	580
6.51 - 7.00	217	45,322,579	10.8	6.84	73.9	581
7.01 - 7.50	296	56,069,714	13.4	7.32	75.8	578
7.51 - 8.00	483	89,005,948	21.2	7.82	76.9	573
8.01 - 8.50	388	63,943,196	15.3	8.29	78.4	566
8.51 - 9.00	399	59,175,510	14.1	8.78	79.7	562
9.01 - 9.50	257	35,799,447	8.5	9.28	78.5	557
9.51 - 10.00	205	24,842,286	5.9	9.74	79.2	550
10.01 - 10.50	87	7,500,063	1.8	10.27	80.3	548
10.51 - 11.00	46	3,161,523	0.8	10.79	74.2	540
11.01 - 11.50	31	2,102,842	0.5	11.36	85.8	558
11.51 - 12.00	173	6,259,133	1.5	11.92	95.3	581
12.01 - 13.99	70	2,178,505	0.5	12.27	97.9	586
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	32	2,498,953	0.6	9.27	71.9	0
451 - 500	11	1,320,452	0.3	8.96	68.7	498
501 - 525	173	23,610,463	5.6	9.21	72.4	517
526 - 550	403	62,615,477	14.9	8.70	74.0	539
551 - 575	798	132,053,523	31.5	8.09	76.7	565
576 - 599	1,332	196,879,546	47.0	7.91	80.0	588
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
7,591 - 50,000	392	12,190,285	2.9	10.62	86.1	573
50,001 - 100,000	623	47,900,933	11.4	8.85	78.2	567
100,001 - 150,000	604	75,309,580	18.0	8.26	76.3	567
150,001 - 200,000	456	78,708,011	18.8	8.00	76.6	568
200,001 - 250,000	254	56,865,672	13.6	8.04	77.3	568
250,001 - 300,000	164	44,802,648	10.7	7.89	77.9	570
300,001 - 350,000	106	34,377,658	8.2	7.91	76.6	572
350,001 - 400,000	48	17,993,702	4.3	8.20	78.4	569
400,001 - 450,000	40	17,081,796	4.1	7.62	78.7	576
450,001 - 500,000	27	12,898,681	3.1	7.61	78.1	570
500,001 - 550,000	13	6,787,583	1.6	8.24	83.8	577
550,001 - 600,000	12	6,915,876	1.7	7.51	79.7	572
600,001 - 650,000	4	2,538,802	0.6	7.05	76.1	576
650,001 - 700,000	1	664,596	0.2	8.49	70.0	530
700,001 - 750,000	3	2,204,388	0.5	7.14	74.1	588
800,001 - 850,000	1	845,335	0.2	8.15	80.7	542
850,001 - 892,867	1	892,867	0.2	6.75	69.2	596
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
20.83 -50.00	98	11,872,065	2.8	8.09	42.1	562
50.01 - 55.00	57	7,180,638	1.7	7.84	52.8	557
55.01 - 60.00	95	16,310,410	3.9	7.81	58.1	565
60.01 - 65.00	144	24,170,674	5.8	7.79	63.2	565
65.01 - 70.00	250	43,142,934	10.3	7.87	68.6	562
70.01 - 75.00	332	56,740,327	13.5	8.12	74.0	562
75.01 - 80.00	674	111,299,035	26.6	8.00	79.5	570
80.01 - 85.00	347	59,559,218	14.2	8.22	84.5	570
85.01 - 90.00	415	70,439,311	16.8	8.33	89.8	577
90.01 - 95.00	79	9,077,430	2.2	9.06	94.9	580
95.01 - 100.00	258	9,186,372	2.2	11.55	100.0	589
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	778	92,617,472	22.1	8.60	78.4	571
1.00	57	10,054,816	2.4	8.15	75.7	575
2.00	1,551	262,803,447	62.7	8.05	77.9	568
3.00	361	53,286,117	12.7	8.03	75.0	569
5.00	2	216,563	0.1	8.33	81.4	557
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	2,401	347,842,629	83.0	8.10	78.4	569
Reduced	116	23,282,538	5.6	8.48	76.6	571
Stated Income / Stated Assets	229	47,476,714	11.3	8.55	72.4	568
No Income / No Assets	3	376,531	0.1	8.74	58.7	589
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,681	411,062,653	98.1	8.16	77.7	569
Second Home	9	1,185,780	0.3	8.78	70.9	570
Investor	59	6,729,981	1.6	8.63	71.1	567
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	285	80,005,237	19.1	7.75	73.3	570
Florida	300	49,419,353	11.8	8.22	77.3	567
Maryland	146	27,439,577	6.5	7.89	75.5	568
Arizona	104	19,176,987	4.6	8.08	75.1	564
New Jersey	81	18,171,966	4.3	8.02	72.8	570
Illinois	111	17,048,305	4.1	8.09	76.3	565
Virginia	104	16,395,785	3.9	8.04	76.3	567
Pennsylvania	117	13,020,341	3.1	8.17	77.5	565
Texas	124	11,434,279	2.7	8.53	80.6	574
Missouri	114	11,163,571	2.7	8.48	83.5	571
Nevada	51	10,455,128	2.5	8.16	79.5	567
Georgia	80	10,152,976	2.4	8.89	82.9	566
New York	52	9,817,550	2.3	8.04	78.6	575
Washington	46	9,247,345	2.2	7.84	79.3	570
Michigan	78	8,495,490	2.0	8.55	80.5	567
Other	956	107,534,523	25.7	8.48	80.9	571
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	745	80,890,358	19.3	8.66	84.7	576
Refinance - Rate Term	143	20,015,720	4.8	8.30	79.8	570
Refinance - Cashout	1,861	318,072,335	75.9	8.04	75.6	567
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Arm 1Y	16	2,165,035	0.5	8.08	73.8	572
Arm 2/28	1,846	309,530,708	73.9	8.08	77.9	568
Arm 2/28 - Balloon 40/30	63	14,316,046	3.4	8.06	75.9	570
Arm 2/28 - Dual 40/30	116	28,668,660	6.8	8.10	75.1	571
Arm 3/27	60	10,008,317	2.4	7.76	77.3	569
Arm 3/27 - Balloon 40/30	1	271,433	0.1	6.75	80.0	584
Arm 5/25	3	357,818	0.1	10.01	74.2	517
Fixed Balloon 30/15	53	5,794,403	1.4	8.35	72.0	568
Fixed Balloon 40/30	3	790,204	0.2	8.22	78.3	570
Fixed Rate	588	47,075,790	11.2	8.94	78.0	573
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	2,476	370,764,645	88.5	8.17	77.8	569
PUD	98	19,159,631	4.6	8.46	79.3	563
Condo	98	14,834,802	3.5	7.95	74.5	571
2 Family	70	12,593,897	3.0	8.00	71.3	566
3-4 Family	7	1,625,440	0.4	7.41	68.5	573
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Margin (%)	Loans	Balance	Balance	%	%	FICO
2.98 - 4.00	65	13,784,113	3.8	6.53	72.1	580
4.01 - 4.50	138	27,573,616	7.5	6.96	72.4	580
4.51 - 5.00	207	38,131,360	10.4	7.49	78.0	577
5.01 - 5.50	254	46,493,934	12.7	7.77	81.8	577
5.51 - 6.00	353	67,254,921	18.4	8.24	76.4	565
6.01 - 6.50	229	38,136,631	10.4	8.05	77.6	570
6.51 - 7.00	295	52,630,656	14.4	8.17	76.7	566
7.01 - 7.50	197	30,303,394	8.3	8.56	78.2	560
7.51 - 8.00	197	27,456,484	7.5	8.94	79.7	559
8.01 - 8.50	121	17,323,226	4.7	9.30	79.2	552
8.51 - 9.00	37	4,906,769	1.3	9.75	80.5	555
9.01 - 10.20	12	1,322,914	0.4	10.52	88.2	557
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Months to Rate Reset	Loans	Balance	Balance	%	%	FICO
1 - 3	2	243,393	0.1	9.17	85.3	577
4 - 6	3	718,679	0.2	9.41	75.6	552
7 - 9	14	1,723,480	0.5	8.36	73.2	575
10 - 12	1	49,933	0.0	9.96	66.7	552
13 - 15	5	555,170	0.2	7.35	84.8	570
16 - 18	68	12,102,596	3.3	7.60	79.4	573
19 - 21	1,323	226,133,358	61.9	7.93	77.7	569
22 - 24	626	113,302,049	31.0	8.40	77.3	567
28 - 30	4	513,345	0.1	7.93	76.3	532
31 - 33	48	8,369,455	2.3	7.72	77.2	571
34 - 36	8	1,248,742	0.3	7.91	78.0	567
37 >=	3	357,818	0.1	10.01	74.2	517
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Maximum Rate (%)	Loans	Balance	Balance	%	%	FICO
10.75 - 11.50	6	1,176,571	0.3	5.97	72.4	581
11.51 - 12.00	26	6,174,012	1.7	6.04	71.2	579
12.01 - 12.50	76	19,109,343	5.2	6.58	72.8	580
12.51 - 13.00	181	36,817,126	10.1	6.99	74.6	579
13.01 - 13.50	242	48,540,576	13.3	7.48	76.8	575
13.51 - 14.00	358	67,434,279	18.5	7.80	78.4	573
14.01 - 14.50	282	48,854,093	13.4	8.16	78.9	569
14.51 - 15.00	329	53,172,969	14.6	8.48	78.3	565
15.01 - 15.50	224	32,253,948	8.8	8.93	78.1	556
15.51 - 16.00	186	26,727,351	7.3	9.25	80.5	556
16.01 - 16.50	95	13,014,257	3.6	9.54	80.3	556
16.51 - 17.00	72	9,029,122	2.5	9.89	77.9	549
17.01 - 18.00	21	2,132,439	0.6	10.68	79.8	545
18.01 - 19.45	7	881,932	0.2	11.55	77.3	542
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Minimum Rate (%)	Loans	Balance	Balance	%	%	FICO
4.38 - 5.50	8	1,436,046	0.4	7.45	77.9	580
5.51 - 6.00	38	8,393,941	2.3	6.67	74.0	578
6.01 - 6.50	82	19,374,423	5.3	6.74	73.2	575
6.51 - 7.00	192	39,460,120	10.8	6.88	75.3	580
7.01 - 7.50	254	50,030,528	13.7	7.33	76.8	578
7.51 - 8.00	407	78,130,385	21.4	7.82	77.7	573
8.01 - 8.50	329	57,874,288	15.8	8.29	78.6	565
8.51 - 9.00	335	51,393,159	14.1	8.79	79.8	561
9.01 - 9.50	211	30,319,117	8.3	9.28	78.4	556
9.51 - 10.00	161	20,965,619	5.7	9.73	79.3	551
10.01 - 10.50	46	4,735,795	1.3	10.28	80.4	544
10.51 - 11.00	26	1,631,459	0.4	10.78	69.1	530
11.01 - 11.50	10	1,182,665	0.3	11.40	84.8	560
11.51 - 12.45	6	390,471	0.1	11.93	70.4	516
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Initial Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1	99,880	0.0	8.55	79.4	548
1.50	25	6,546,161	1.8	7.66	72.9	571
2.00	92	19,788,047	5.4	8.21	74.1	565
3.00	1,985	338,623,428	92.7	8.07	77.9	569
5.00	2	260,501	0.1	9.70	73.9	520
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Subsequent Periodic Cap (%)	Loans	Balance	Balance	%	%	FICO
1.00	1,698	291,314,337	79.7	8.00	77.4	569
1.50	179	28,312,042	7.7	8.30	80.0	573
2.00	228	45,691,637	12.5	8.37	77.2	565
Total:	2,105	365,318,017	100.0	8.07	77.6	568

*

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	2,617	387,127,957	92.4	8.24	77.4	567
24	7	1,522,599	0.4	7.66	70.8	582
60	124	30,007,857	7.2	7.36	79.3	588
120	1	320,000	0.1	5.75	80.0	592
Total:	2,749	418,978,413	100.0	8.17	77.6	569

*

Note, for second liens, CLTV is employed in this calculation.